                                   Exhibit 21
                          SUBSIDIARIES OF THE COMPANY


                                          PERCENTAGE OF  JURISDICTION OF
NAME OF SUBSIDIARY                          OWNERSHIP     INCORPORATION

Canadian Des Moines Industries Ltd.            100         Canada
Candraft Detailing Inc.                        100         Canada
Construcciones Pitt-Des Moines
 Venezuela, C.A.                               100         Venezuela
General Steel Corporation                       90         Washington
Hammond Latino Americana, S.A.                 100         Panama
HyCon, Inc.                                    100         Alabama
Hydrostorage, Inc.                             100         Tennessee
Oregon Culvert Co., Inc.                       100         Oregon
PDM Argentina, SA                              100         Argentina
PDM Bahamas Ltd.                               100         Bahamas
PDM Bonaire, N.V.                              100         Netherlands Antilles
PDM Bridge Corp.                               100         Delaware
PDM Chile Limitada                             100         Chile
PDM El Salvador, S.A. de C.V.                  100         El Salvador
PDM de Guatemala, S.A.                         100         Guatemala
PDM International Ltd.                         100         Delaware
PDM Latin America Ltd.                         100         Georgia
PDM Ohio, Inc.                                 100         Ohio
PDM Peru S.A.C.                                100         Peru
PDM Strocal, Inc.                              100         Pennsylvania
PDM-TAI,S.A.                                   100         Venezuela
PDM Venezuela, C.A.                            100         Venezuela
PDM Virgin Islands, Ltd.                       100         Virgin Islands
Pittsburgh-Des Moines Sdn. Bhd. (PDM Malaysia) 100         Malaysia
P.T. Perkasa Daya Megah (PDM Indonesia)        100         Indonesia